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                                                             OMB APPROVAL
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                                                     OMB Number:       3235-0145
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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                                 SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                           (AMENDMENT NO. ________)*


                           STORAGE DIMENSIONS, INC.
--------------------------------------------------------------------------------
                               (NAME OF ISSUER)


                    COMMON STOCK, $.005 PAR VALUE PER SHARE
--------------------------------------------------------------------------------
                        (TITLE OF CLASS OF SECURITIES)


                                  86210Y 10 0
--------------------------------------------------------------------------------
                                (CUSIP NUMBER)


*The remainder of this cover page shall be filled out for a reporting person's initial filing of this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



SEC 1745 (2-95)

                              Page 1 of 14 Pages

-----------------------                                  ---------------------
  CUSIP NO. 86210Y 10 0             13-G                   PAGE 2 OF 14 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      CP ACQUISITION, L.P. NO. 4A 51-0344551

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      DELAWARE

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            1,676,440

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,676,440

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      21.3%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      PN (PARTNERSHIP)

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT

-----------------------                                  ---------------------
  CUSIP NO. 86210Y 10 0                13G                PAGE 3 OF 14 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      CP ACQUISITION, L.P. NO 4B  51-0344550

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      DELAWARE

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            926,790

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      926,790

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      11.7%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      PN (PARTNERSHIP)

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT

-----------------------                                  ---------------------
  CUSIP NO. 86210Y 10 0                 13G                PAGE 4 OF 14 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      CAPITAL PARTNERS, INC. 13-310-9595

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      CONNECTICUT

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            3,612

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      3,612

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      0.0%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      CO (CORPORATION)

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT

-----------------------                                  ---------------------
  CUSIP NO. 86210Y 10 0                 13G                PAGE 5 OF 14 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      FGS, INC.  51-0315515

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      DELAWARE

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            293,781

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      293,781

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      0.04%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      CO (CORPORATION)

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT

CUSIP No. 86210Y 10 0                                         Page 6 of 14 Pages
          -----------

ITEM 1
       (a) Name of Issuer STORAGE DIMENSIONS, INC.

       (b) Address of Issuer's Principal Executive Offices
           1656 MCCARTHY BOULEVARD
           MILPITAS, CA 95035

ITEM 2
       (a) Name of Person Filing   CP ACQUISITION, L.P. NO. 4A

       (b) Address of Principal Business Office or, if none, Residence 1105 NORTH MARKET STREET, SUITE 300
           WILMINGTON, DE 19899


       (c) Citizenship    PLACE OF ORGANIZATION: DELAWARE

       (d) Title of Class of Securities COMMON STOCK, $.005 PAR VALUE PER SHARE

       (e) CUSIP Number

ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON IS A: NOT APPLICABLE

       (a)  [_]  Broker or Dealer registered under Section 15 of the Act

       (b)  [_]  Bank as defined in section 3(a)(6) of the Act.

       (c) [_] Insurance Company as defined in section 3(a)(19) of the Act

       (d) [_] Investment Company registered under section 8 of the Investment Company Act

       (e) [_] Investment Adviser registered under section 203 of the Investment Advisers Act of 1940.

       (f) [_] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund, see (S) 240.13d-1(b)(1)(ii)(F)

       (g)  [_]  Parent Holding Company in accordance with
                 (S) 240.13d-1(b)(1)(ii)(G) (Note: See Item 7)

       (h)  [_]  Group, in accordance with (S) 240.13d-1(b)(1)(ii)(H)

CUSIP No. 86210Y 10 0                                         Page 7 of 14 Pages
          -----------

ITEM 4.  OWNERSHIP
     (a) Amount Beneficially Owned  1,676,440

     (b) Percent of Class                21.3%

     (c) Number of shares as to which such person has:

         (i)    sole power to vote or to direct the vote              1,676,440
         (ii)   shared power to vote or to direct the vote            0
         (iii)  sole power to dispose or direct the disposition of    0
         (iv)   shared power to dispose or direct the disposition of  0

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more that five percent of the class of securities, check the following [_]. NOT APPLICABLE


ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON. NOT APPLICABLE


ITEM 7.  IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE
         SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.   NOT
         APPLICABLE


ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
         PN

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP   NOT APPLICABLE

CUSIP No. 86210Y 10 0                                         Page 8 of 14 Pages
          -----------

ITEM 1
       (a) Name of Issuer STORAGE DIMENSIONS, INC.

       (b) Address of Issuer's Principal Executive Offices
           1656 MCCARTHY BOULEVARD
           MILPITAS, CA 95035

ITEM 2
       (a) Name of Person Filing   CP ACQUISITION, L.P. NO. 4B

       (b) Address of Principal Business Office or, if none, Residence 1105 NORTH MARKET STREET, SUITE 300
           WILMINGTON, DE 19899


       (c) Citizenship    PLACE OF ORGANIZATION: DELAWARE

       (d) Title of Class of Securities COMMON STOCK, $.005 PAR VALUE PER SHARE

       (e) CUSIP Number

ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON IS A: NOT APPLICABLE

       (a)  [_]  Broker or Dealer registered under Section 15 of the Act

       (b)  [_]  Bank as defined in section 3(a)(6) of the Act.

       (c) [_] Insurance Company as defined in section 3(a)(19) of the Act

       (d) [_] Investment Company registered under section 8 of the Investment Company Act

       (e) [_] Investment Adviser registered under section 203 of the Investment Advisers Act of 1940.

       (f) [_] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund, see (S) 240.13d-1(b)(1)(ii)(F)

       (g)  [_]  Parent Holding Company in accordance with
                 (S) 240.13d-1(b)(1)(ii)(G) (Note: See Item 7)

       (h)  [_]  Group, in accordance with (S) 240.13d-1(b)(1)(ii)(H)

CUSIP No. 86210Y 10 0                                         Page 9 of 14 Pages
          -----------

ITEM 4.  OWNERSHIP
     (a) Amount Beneficially Owned  926,790

     (b) Percent of Class           11.7%

     (c) Number of shares as to which such person has:

         (i)    sole power to vote or to direct the vote              926,790
         (ii)   shared power to vote or to direct the vote            0
         (iii)  sole power to dispose or direct the disposition of    0
         (iv)   shared power to dispose or direct the disposition of  0

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more that five percent of the class of securities, check the following [_]. NOT APPLICABLE


ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON. NOT APPLICABLE


ITEM 7.  IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE
         SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.   NOT
         APPLICABLE


ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
         PN

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP   NOT APPLICABLE

CUSIP No. 86210Y 10 0                                        Page 10 of 14 Pages
          -----------

ITEM 1
       (a) Name of Issuer STORAGE DIMENSIONS, INC.

       (b) Address of Issuer's Principal Executive Offices
           1656 MCCARTHY BOULEVARD
           MILPITAS, CA 95035

ITEM 2
       (a) Name of Person Filing   CAPITAL PARTNERS, INC.

       (b) Address of Principal Business Office or, if none, Residence 1105 NORTH MARKET STREET, SUITE 300
           WILMINGTON, DE 19899


       (c) Citizenship    PLACE OF ORGANIZATION: DELAWARE

       (d) Title of Class of Securities COMMON STOCK, $.005 PAR VALUE PER SHARE

       (e) CUSIP Number

ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON IS A: NOT APPLICABLE

       (a)  [_]  Broker or Dealer registered under Section 15 of the Act

       (b)  [_]  Bank as defined in section 3(a)(6) of the Act.

       (c) [_] Insurance Company as defined in section 3(a)(19) of the Act

       (d) [_] Investment Company registered under section 8 of the Investment Company Act

       (e) [_] Investment Adviser registered under section 203 of the Investment Advisers Act of 1940.

       (f) [_] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund, see (S) 240.13d-1(b)(1)(ii)(F)

       (g)  [_]  Parent Holding Company in accordance with
                 (S) 240.13d-1(b)(1)(ii)(G) (Note: See Item 7)

       (h)  [_]  Group, in accordance with (S) 240.13d-1(b)(1)(ii)(H)

CUSIP No. 86210Y 10 0                                        Page 11 of 14 Pages
          -----------

ITEM 4.  OWNERSHIP
     (a) Amount Beneficially Owned  3,612

     (b) Percent of Class           0.0%

     (c) Number of shares as to which such person has:

         (i)    sole power to vote or to direct the vote              3,612
         (ii)   shared power to vote or to direct the vote            0
         (iii)  sole power to dispose or direct the disposition of    0
         (iv)   shared power to dispose or direct the disposition of  0

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more that five percent of the class of securities, check the following [_]. NOT APPLICABLE


ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON. NOT APPLICABLE


ITEM 7.  IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE
         SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.   NOT
         APPLICABLE


ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
         CO

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP   NOT APPLICABLE

CUSIP No. 86210Y 10 0                                        Page 12 of 14 Pages
          -----------

ITEM 1
       (a) Name of Issuer STORAGE DIMENSIONS, INC.

       (b) Address of Issuer's Principal Executive Offices
           1656 MCCARTHY BOULEVARD
           MILPITAS, CA 95035

ITEM 2
       (a) Name of Person Filing   FGS, INC.

       (b) Address of Principal Business Office or, if none, Residence 1105 NORTH MARKET STREET, SUITE 300
           WILMINGTON, DE 19899


       (c) Citizenship    PLACE OF ORGANIZATION: DELAWARE

       (d) Title of Class of Securities COMMON STOCK, $.005 PAR VALUE PER SHARE

       (e) CUSIP Number

ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON IS A: NOT APPLICABLE

       (a)  [_]  Broker or Dealer registered under Section 15 of the Act

       (b)  [_]  Bank as defined in section 3(a)(6) of the Act.

       (c) [_] Insurance Company as defined in section 3(a)(19) of the Act

       (d) [_] Investment Company registered under section 8 of the Investment Company Act

       (e) [_] Investment Adviser registered under section 203 of the Investment Advisers Act of 1940.

       (f) [_] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund, see (S) 240.13d-1(b)(1)(ii)(F)

       (g)  [_]  Parent Holding Company in accordance with
                 (S) 240.13d-1(b)(1)(ii)(G) (Note: See Item 7)

       (h)  [_]  Group, in accordance with (S) 240.13d-1(b)(1)(ii)(H)

CUSIP No. 86210Y 10 0                                        Page 13 of 14 Pages
          -----------

ITEM 4.  OWNERSHIP
     (a) Amount Beneficially Owned  293,781

     (b) Percent of Class           0.04%

     (c) Number of shares as to which such person has:

         (i)    sole power to vote or to direct the vote              293,781
         (ii)   shared power to vote or to direct the vote            0
         (iii)  sole power to dispose or direct the disposition of    0
         (iv)   shared power to dispose or direct the disposition of  0

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more that five percent of the class of securities, check the following [_]. NOT APPLICABLE


ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON. NOT APPLICABLE


ITEM 7.  IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE
         SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.   NOT
         APPLICABLE


ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
         CO

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP   NOT APPLICABLE

CUSIP No. 86210Y 10 0                                        Page 14 of 14 Pages
          -----------

ITEM 10.
          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


                                  SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                    February 17, 1998
                                    ----------------------------------------
                                                   Date


                                    /s/Brian D. Fitzgerald
                                    ----------------------------------------
                                                  Signature


                                    Brian D. Fitzgerald/President of Capital
                                    ----------------------------------------
                                    Partners, Inc. which is the general partner
                                    -------------------------------------------
                                    of CP Acquisition, L.P No. 4A and CP
                                    ------------------------------------
                                    Acquisition, L.P. No. 4B
                                    ------------------------
                                                 Name/Title



                                    /s/Brian D. Fitzgerald
                                    ---------------------------------------
                                                  Signature

                                    Brian D. Fitzgerald/President FGS, Inc.
                                    ---------------------------------------